Exhibit 99.1

CORRECTING and REPLACING ADVENTRX ANNOUNCES 2004 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

SAN DIEGO - April 4, 2005 - Please replace the release dated March 31, 2005, with the following corrected version, which reflects ADVENTRX' reallocation of expenses for the 2004 and 2003 fourth quarters with no impact on net loss.

The corrected release reads:

ADVENTRX ANNOUNCES 2004 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced financial results for the three and 12 months ended December 31, 2004.

For the fourth quarter of 2004, ADVENTRX reported a net loss of $2.4 million, or $0.04 per share, compared with a net loss of $815,000, or $0.02 per share, for the fourth quarter of 2003. For the year ended December 31, 2004, net loss was $6.7 million, or $0.13 per share, compared with a net loss of $2.4 million, or $0.07 per share, for the same period in 2003.

“Our most significant accomplishment during the past year was hitting the primary clinical endpoint of response rate for our Phase II metastatic colorectal cancer trial with CoFactor ™. We rapidly enrolled 50 patients for this trial and we plan to announce preliminary data in the second quarter of this year,” said Evan M. Levine, ADVENTRX president and chief executive officer. “Additionally, we were granted orphan drug status for CoFactor, our biomodulator developed to enhance the activity of the widely used cancer drug 5-fluorouracil, or 5-FU, in both the US and European Union (EU) for pancreatic cancer.

“Further, we secured additional capital and strengthened our senior management to support our drug development programs,” Mr. Levine continued. “Our plan is to commit the majority of our resources to the development of CoFactor, where we see the most significant near-term opportunity for market approval. This year we have already filed for clearance to initiate a Phase III trial in the US and a Phase IIb trial in the EU with CoFactor in metastatic colorectal cancer and we intend to file in the first half of this year for clearance to initiate an EU-based Phase III study in pancreatic cancer.”

Fourth Quarter and Full Year Financial Review

Research and development (R&D) expenses for the fourth quarter of 2004 were $691,000, compared with $334,000 for the same period in 2003. The increase in R&D expenses for the 2004 fourth quarter was due primarily to initiation of a clinical trial and continued preclinical development of portfolio drugs. General and administrative expenses for the fourth quarter were $1.7 million, compared with $482,000 for the same period in 2003. The increase for the 2004 fourth quarter was due primarily to higher costs for facilities, addition of personnel, and increased legal fees primarily for corporate, human resources and intellectual property activity.

For the full year of 2004 R&D expenses were $2.7 million, compared with $749,000 for full year of 2003. The increase in 2004 R&D expenses was due mainly to initiation of a clinical trial and continued preclinical development of portfolio drugs. General and administrative expenses increased to $4.0 million in 2004, from $1.6 million in 2003, primarily due to expansion of facilities, addition of personnel, and increased legal fees for corporate and intellectual property activity.

ADVENTRX reported cash and cash equivalents of approximately $13.0 million at December 31, 2004, compared with $4.2 million as of December 31, 2003. The cash increase reflects the completion of a private placement announced on April 5, 2004, resulting in gross proceeds of approximately $15.6 million.

Annual Meeting of Stockholders

ADVENTRX will hold its 2004 Annual Meeting of Stockholders on May 24, 2005 at 10:00 a.m. Pacific Daylight Time at the Company’s headquarters, located at 6725 Mesa Ridge Road, Suite 100, San Diego, Calif. Proxy materials along with pertinent information will be mailed to stockholders of record prior to the date of the meeting.

About CoFactor

CoFactor is a folate-based biomodulator drug developed to enhance the activity of the widely used cancer chemotherapeutic, 5-FU. Clinical data from previous clinical trials in Europe have demonstrated clinical benefit and improved overall median survival in patients with advanced tumors, including colorectal, pancreatic and breast. CoFactor blocks cancer cell growth by creating more stable binding, compared to leucovorin, of the target enzyme, thymidylate synthase (TS). CoFactor bypasses the chemical pathway required by leucovorin to deliver the active form of folate to allow 5-FU to work more effectively. This improves 5-FU performance and lowers toxicity. ADVENTRX is the exclusive licensee of this compound.

About ADVENTRX

ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that improve the performance of existing drugs and address significant problems such as drug metabolism, bioavailability and resistance. More information can be found on the Company's Web site at www.adventrx.com.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s last quarterly report on Form 10-QSB, as well as other reports that the Company files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.

Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866

Investor Contact:
Lippert Heilshorn & Associates
Jody Cain (jcain@lhai.com)
Brandi Floberg (bfloberg@lhai.com)
310-691-7100

ADVENTRX PHARMACEUTICALS, INC.
(Formerly Biokeys Pharmaceuticals, Inc.)
(A Development Stage Enterprise)
Condensed Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2004	2003	2004	2003
Net sales	$—	$—	$—	$—
Cost of goods sold	—	—	—	—
Gross margin	—	—	—	—
Grant revenue	—	—	—	3,603
Interest income	58,300	4,805	103,042	9,269
	58,300	4,805	103,042	12,872
Operating expenses:
Research and development	691,197	333,696	2,744,328	748,997
General and administrative	1,702,517	482,420	4,018,453	1,585,596
Depreciation and amortization	22,110	3,824	41,309	8,970
Interest expense	—	—	—	1,386
Total operating expenses	2,415,824	819,940	6,804,090	2,344,949
Net loss	(2,357,524)	(815,135)	(6,701,048)	(2,332,077)
Preferred stock dividends	—	(9,460)	—	(37,840)
Net loss applicable to common stock	$(2,357,524)	$(824,595)	$(6,701,048)	$(2,369,917)
Loss per common share – basic and diluted	$(.04)	$(.02)	$(.13)	$(.07)

ADVENTRX PHARMACEUTICALS, INC.
(Formerly Biokeys Pharmaceuticals, Inc.)
(A Development Stage Enterprise)
Condensed Consolidated Balance Sheets

	December,31	December,31
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$13,032,263	$4,226,397
Accrued interest income	10,808	—
Prepaid expenses	115,144	28,376
Assets available for sale	108,000	—
Total current assets	13,266,215	4,254,773
Property and equipment, net	285,304	20,840
Other assets	57,268	7,743
Total assets	$13,608,787	$4,283,356
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,161,081	$90,243
Accrued salary and related taxes	57,315	—
Accrued dividends payable	—	72,800
Total liabilities	1,218,396	163,043
Commitments and contingencies	—	—
Shareholders’ equity / (deficit):
Series A cumulative convertible Preferred Stock, $0.01 par value;
Authorized 8,000 shares; issued and outstanding, 473
shares in 2003 (aggregate involuntary liquidation preference
$473,000 at December 31, 2003)	—	4
Series B convertible Preferred Stock, $0.01 par value;
Authorized 200,000 shares in 2003; issued and outstanding,
200,000 shares (no liquidation preference)	—	2,000
Common stock, $0.001 par value. Authorized 100,000,000 shares;
issued 53,834,237 in 2004 and issued and outstanding
42,491,708 shares in 2003	53,835	42,492
Additional paid-in capital	47,553,497	32,556,963
Deficit accumulated during the development stage	(35,182,194)	(28,481,146)
Treasury stock, at cost	(34,747)	—
Total shareholders’ equity / (deficit)	12,390,391	4,120,313
Total liabilities and shareholders’ equity / (deficit)	$13,608,787	$4,283,356

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